EXHIBIT 11.1

                MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
       Three and Nine Month Periods Ended September 30, 1999 and 1998

                                   Three Months Ended    Nine Months Ended
                                      September 30,        September 30,
                                   ------------------    -----------------
                                     1999       1998       1999      1998
                                     ----       ----       ----      ----
                                    (In thousands of dollars,
                                      except per share data)

BASIC EARNINGS PER SHARE
Average common shares outstanding   108,533   111,417     108,863   113,184
                                   ========  ========    ========  ========
Net income                         $122,909  $ 96,492    $336,261  $285,751
                                   ========  ========    ========  ========
Basic earnings per share           $   1.13  $   0.87    $   3.09  $   2.52
                                   ========  ========    ========  ========
DILUTED EARNINGS PER SHARE

Adjusted shares outstanding:
  Average common shares outstanding 108,533 111,417 108,863 113,184 Net shares to be issued upon exercise of dilutive stock
    options after applying
    treasury stock method             1,728     1,278       1,130     1,544
                                   --------  --------    --------  --------
  Adjusted shares outstanding       110,261   112,695     109,993   114,728

Net income                         $122,909  $ 96,492    $336,261  $285,751
                                   ========  ========    ========  ========
Diluted earnings per share         $   1.11  $   0.86    $   3.06  $   2.49
                                   ========  ========    ========  ========

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